As filed with the Securities and Exchange Commission on April 25, 2013

Registration No. 333-187318

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 6

to

FORM S-11

FOR REGISTRATION UNDER THE SECURITIES ACT OF 1933

OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES

ALTISOURCE RESIDENTIAL CORPORATION

(Exact name of registrant as specified in its charter)

c/o Altisource Asset Management Corporation

402 Strand Street

Frederiksted, United States Virgin Islands 00840-3531

(340) 692-1055

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Ashish Pandey, Chief Executive Officer

Altisource Residential Corporation

c/o Altisource Asset Management Corporation

402 Strand Street

Frederiksted, United States Virgin Islands 00840-3531

(340) 692-1055

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Jennifer A. Bensch, Esq. Weil, Gotshal & Manges LLP 767 Fifth Avenue New York, NY 10153 (212) 310-8000 (Phone) (212) 310-8007 (Fax)

Stephen H. Gray, Esq.

General Counsel and Secretary Altisource Residential Corporation

c/o Altisource Asset Management Corporation

402 Strand Street

Frederiksted, United States Virgin Islands
00840-3531

(340) 692-1055 (Phone)

(340) 692-1046 (Fax)

Myles Pollin, Esq. Edward F. Petrosky, Esq. James O’Connor, Esq. Sidley Austin LLP 787 Seventh Avenue New York, New York 10019 (212) 839-5300 (Phone) (212) 839-5599 (Fax)

Approximate date of commencement of proposed sale to the public:

As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed maximum aggregate offering price(1)(2)	Amount of registration fee(3)
Common Stock, $0.01 par value per share(4)	$275,000,000	$37,510

(1)	Includes shares subject to the underwriters option to purchase additional shares.
(2)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).
(3)	Previously paid.
(4)	On April 4, 2013, the registrant reclassified its Class A common stock into Class B common stock and renamed its Class B common stock the “common stock.”

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Commission acting pursuant to Section 8(a) may determine.

EXPLANATORY NOTE

Altisource Residential Corporation is filing this Amendment No. 6 (the “Amendment”) to its registration statement on Form S-11 (Registration No. 333-187318) (the “Registration Statement”) as an exhibit-only filing to file Exhibits 5.1 and 23.2, which have been amended. Accordingly, this Amendment consists only of the facing page, this explanatory note, Part II of the Registration Statement, the Exhibit Index and the filed exhibits. The preliminary prospectus is unchanged and has therefore been omitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31. Other Expenses of Issuance and Distribution.

The following table shows the fees and expenses, other than underwriting discounts and commissions, to be paid by us in connection with the sale and distribution of the securities being registered hereby. All amounts except for the SEC registration fee and the FINRA filing fee are estimated.

SEC registration fee	$37,510
Financial Industry Regulatory Authority, Inc. (FINRA) filing fee	41,750
Exchange/market listing fee	90,000
Legal fees and expenses (including blue sky fees)	440,000
Accounting fees and expenses	60,000
Printing and engraving expenses	75,000
Transfer agent fees and expenses	20,000
Miscellaneous fees and expenses	20,740

Total	$785,000

Item 32. Sales to Special Parties.

Not applicable.

Item 33. Recent Sales of Unregistered Securities.

Not applicable.

Item 34. Indemnification of Directors and Officers.

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its shareholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our Charter contains such a provision that limits such liability to the maximum extent permitted by Maryland law.

Our Charter and Bylaws obligate us, to the fullest extent permitted by Maryland law, to indemnify, and to pay or reimburse reasonable costs, fees and expenses (including attorneys’ fees, costs and expenses) in advance of final disposition of a proceeding and without requiring a preliminary determination of ultimate entitlement to indemnification, to any present or former director or officer of the company or any individual who, while a director or officer of our company and at our request, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner, trustee, member or manager of such corporation, real estate investment trust, partnership, joint venture, trust, limited liability company, employee benefit plan or other enterprise, and who was or is made or threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of his or her service in that capacity. Our Charter and Bylaws also permit us to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and to any personnel or agent of our company or a predecessor of our company.

The Maryland General Corporation Law, or the MGCL, requires us (unless our Charter provides otherwise, which our Charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made or threatened to be made a party by reason of his service in that capacity. The MGCL permits us to indemnify our present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that (i) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (A) was committed in bad faith or (B) was the result of active and deliberate dishonesty; (ii) the director or officer actually received an improper personal benefit in money, property or services or (iii) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. Under the MGCL, a Maryland corporation may not indemnify a director or officer in a suit by or in the right of the corporation in which the director or officer was adjudged liable to the corporation or for a judgment of liability on the basis that personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct, was adjudged liable to the corporation or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by us or in our right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses. In addition, the MGCL permits us to advance reasonable expenses to a director or officer upon our receipt of (i) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by us and (ii) a written undertaking by the director or officer or on the director’s or officer’s behalf to repay the amount paid or reimbursed by us if it is ultimately determined that the director or officer did not meet the standard of conduct.

Under the management agreement, our Manager maintains a contractual as opposed to a fiduciary relationship with us which limits our Manager’s obligations to us to those specifically set forth in the management agreement. The ability of our Manager and its officers and employees to engage in other business activities may reduce the time our Manager spends managing us.

We may enter into indemnification agreements with each of our directors and executive officers that provide for indemnification to the maximum extent permitted by Maryland law.

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 35. Treatment of Proceeds from Stock Being Registered.

None of the proceeds will be credited to an account other than the appropriate capital share account.

Item 36. Financial Statements and Exhibits.

(a) Financial Statements.    See page F-1 for an index to the financial statements and schedules included in this registration statement.

(b) Exhibits.    The attached Exhibit Index is incorporated herein by reference.

Item 37. Undertakings.

(a) The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby further undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, as amended, the information omitted from the form of prospectus filed as part of this registration statement in reliance under Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or Rule 497(h) under the Securities Act of 1933, as amended, shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, as amended, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this Amendment No. 6 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Frederiksted, St. Croix, United States Virgin Islands, on April 25, 2013.

Altisource Residential Corporation

Date: April 25, 2013	By:	/s/ Kenneth D. Najour
Kenneth D. Najour Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 6 to the registration statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

*	Chairman of the Board of Directors	April 25, 2013
William C. Erbey

*	Director	April 25, 2013
Michael A. Eruzione

*	Director	April 25, 2013
Robert J. Fitzpatrick

*	Director	April 25, 2013
James H. Mullen, Jr.

*	Director	April 25, 2013
David B. Reiner

* Ashish Pandey	Chief Executive Officer (Principal Executive Officer)	April 25, 2013

/s/ Kenneth D. Najour Kenneth D. Najour	Chief Financial Officer (Principal Financial Officer)	April 25, 2013

*By:	/s/ Kenneth D. Najour
Kenneth D. Najour
Attorney-in-fact

EXHIBIT INDEX

Exhibit Number	Exhibit Description

1.1***	Form of Underwriting Agreement.

2.1	Separation Agreement, dated as of December 21, 2012, between Altisource Residential Corporation and Altisource Portfolio Solutions S.A. (incorporated by reference to Exhibit 2.1 of the Registrant’s Current Report on Form 8-K filed with the Commission on December 28, 2012).

3.1	Articles Supplementary of Altisource Residential Corporation (incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K filed with the Commission on April 8, 2013).

3.2	Articles of Amendment of Altisource Residential Corporation (incorporated by reference to Exhibit 3.2 of the Registrant’s Current Report on Form 8-K filed with the Commission on April 8, 2013).

3.3	Articles of Restatement of Altisource Residential Corporation (incorporated by reference to Exhibit 3.3 of the Registrant’s Current Report on Form 8-K filed with the Commission on April 8, 2013).

3.4	By-laws of Altisource Residential Corporation (incorporated by reference to Exhibit 3.2 of the Registrant’s Registration Statement on Form 10 filed with the Commission on December 5, 2012).

4.1***	Specimen Stock Certificate of Altisource Residential Corporation common stock.

5.1**	Opinion of Saul Ewing LLP regarding the validity of the securities being registered.

8.1***	Opinion of Weil, Gotshal & Manges LLP regarding certain tax matters.

10.1	Support Services Agreement, dated as of December 21, 2012, between Altisource Residential Corporation and Altisource Solutions S.à r.l. (incorporated by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K filed with the Commission on December 28, 2012).

10.2	Tax Matters Agreement, dated as of December 21, 2012, between Altisource Residential Corporation and Altisource Solutions S.à r.l. (incorporated by reference to Exhibit 10.2 of the Registrant’s Current Report on Form 8-K filed with the Commission on December 28, 2012).

10.3	Asset Management Agreement, dated as of December 21, 2012, between Altisource Residential Corporation, Altisource Residential, L.P. and Altisource Asset Management Corporation (incorporated by reference to Exhibit 10.3 of the Registrant’s Current Report on Form 8-K filed with the Commission on December 28, 2012).

10.4	Master Services Agreement, dated as of December 21, 2012, between Altisource Residential Corporation and Altisource Solutions S.à r.l. (incorporated by reference to Exhibit 10.4 of the Registrant’s Current Report on Form 8-K filed with the Commission on December 28, 2012).

10.5	Servicing Agreement, dated as of December 21, 2012, between Altisource Residential, L.P. and Ocwen Mortgage Servicing, Inc. (incorporated by reference to Exhibit 10.5 of the Registrant’s Current Report on Form 8-K filed with the Commission on December 28, 2012).

10.6	Trademark License Agreement, dated as of December 21, 2012, between Altisource Residential Corporation and Altisource Solutions S.à r.l. (incorporated by reference to Exhibit 10.6 of the Registrant’s Current Report on Form 8-K filed with the Commission on December 28, 2012).

10.7	Subscription Agreement, dated as of December 21, 2012, between ARNS, LLC (previously ARNS, Inc.) and NewSource Reinsurance Company Ltd. (incorporated by reference to Exhibit 10.7 of the Registrant’s Current Report on Form 8-K filed with the Commission on December 28, 2012).

10.8†	Altisource Residential Corporation Conversion Option Plan (incorporated by reference to Exhibit 10.8 of the Registrant’s Current Report on Form 8-K filed with the Commission on December 28, 2012).

Exhibit Number	Exhibit Description

10.9	Altisource Residential Corporation Special Conversion Option Plan (incorporated by reference to Exhibit 10.9 of the Registrant’s Current Report on Form 8-K filed with the Commission on December 28, 2012).

10.10***	Master Repurchase Agreement, dated March 22, 2013, between Altisource Residential Corporation and Credit Suisse First Boston Mortgage Capital LLC.

10.11***	Guaranty Agreement, dated March 22, 2013, by Altisource Residential Corporation in favor of Credit Suisse First Boston Mortgage Capital, LLC.

10.12	Master Mortgage Loan Sale Agreement, dated as of February 14, 2013, between Ocwen Loan Servicing LLC and Altisource Residential, L.P. (incorporated by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K filed with the Commission on February 21, 2013).

10.13	Confirmation, dated as of February 14, 2013, between Ocwen Loan Servicing, LLC and Altisource Residential, L.P. (incorporated by reference to Exhibit 10.2 of the Registrant’s Current Report on Form 8-K filed with the Commission on February 21, 2013).

10.14	Pricing Letter, dated as of February 14, 2013, between Ocwen Loan Servicing, LLC and Altisource Residential, L.P. (incorporated by reference to Exhibit 10.3 of the Registrant’s Current Report on Form 8-K filed with the Commission on February 21, 2013).

21	Schedule of Subsidiaries (incorporated by reference to Exhibit 21 of the Registrant’s Annual Report on Form 10-K filed with the Commission on February 7, 2013).

23.1***	Consent of Deloitte & Touche LLP.

23.2**	Consent of Saul Ewing LLP (included in Exhibit 5.1).

23.3***	Consent of Weil, Gotshal & Manges LLP (included in Exhibit 8.1).

24***	Power of Attorney (included on signature page of the initial filing of this Registration Statement).

**	Filed herewith.
***	Previously filed.
†	Denotes management contract or compensatory arrangement